UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2006

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 - Other Events

Item 8.01               Other Events.

American Bank Note Holographics, Inc. (“ABNH” or the “Company”) previously reported that it has entered into agreements to supply HoloMag™, the Company’s integrated holographic magnetic stripe product, to major payment card organizations. The Company also previously reported that sales of HoloMag contributed significantly to the Company’s sales growth for the period ended September 30, 2005. The Company has learned that there have been a small number of incidents in which certain card terminals have been affected by electro-static discharge (“ESD”) from static electricity carried on cards incorporating HoloMag. In these limited instances, the terminal experiences a temporary disruption, but the card remains unaffected. The Company believes that these disruptions have occurred only on certain terminals under certain conditions, such as in areas of low humidity; and the rate of occurrence is statistically insignificant when compared to the number of transactions processed without disruption. While the ESD issue may lead certain customers to delay their implementation of HoloMag, the Company presently continues to sell the product in significant quantities. The Company has been advised by customers that there is a need to develop a second generation holographic magnetic tape product that addresses the ESD issue, and the Company has commenced such development. There can be no assurance that the Company will be successful in developing such a product that will be acceptable to its customers. The Company is aware that competitors are working to develop products that would compete with the Company’s current or potential future offerings including a second generation of holographic magnetic tape that does not give rise to the ESD issues. The Company believes the future sales and profitability of HoloMag, and accordingly, the Company’s results of operations, will be impacted by a number of factors including, but not limited to, the Company’s ability to develop and supply a suitable second generation of the HoloMag product, continued adoption of HoloMag by customers, the timing of implementation of HoloMag programs by customers and their affiliated financial institutions, inventory levels at the Company and customers, supplier conditions, product quality, competition and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: February 23, 2006	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer